                                                                   EXHIBIT 10.19

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                                CREDIT AGREEMENT

                               ------------------

                         DATED AS OF SEPTEMBER 26, 1995

                                      AMONG

                        THE GOOD GUYS - CALIFORNIA, INC.

                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION

                                       AND

                           THE BANK OF CALIFORNIA N.A.

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
                                TABLE OF CONTENTS

Section                                                                                                           Page
1.  Definitions and Financial Requirements......................................................................    1
           1.1  Definitions.....................................................................................    1
           1.2  Financial Requirements..........................................................................    5

2.  The Credit Facilities.......................................................................................    5
           2.1  The BofA Facility...............................................................................    5
           2.2  The BankCal Facility............................................................................    5
           2.3  Pro Rata Borrowings.............................................................................    6
           2.4  Advances Under this Agreement...................................................................    6
           2.5  Optional Interest Rates.........................................................................    6
           2.6  Standby Letters of Credit.......................................................................    8
           2.7  Fee.............................................................................................    9
           2.8  Commitment Fee..................................................................................    9
           2.9  Default Rate....................................................................................    9
           2.10 Termination of Prior Agreement..................................................................    9
           2.11 Termination of This Agreement...................................................................   10
           2.12 Extension of Availability Period................................................................   10

3.  Extensions of Credit, Payments and Interest Calculations....................................................   10
           3.1  Requests for Credit.............................................................................   10
           3.2  Oral Requests...................................................................................   10
           3.3  Disbursements and Payments......................................................................   11
           3.4  Branch Accounts.................................................................................   11
           3.5  Evidence of Indebtedness........................................................................   11
           3.6  Debits to Borrower's Accounts...................................................................   11
           3.7  Interest Calculation............................................................................   11
           3.8  Late Payments; Compounding......................................................................   11
           3.9  Banking Day.....................................................................................   11
           3.10 Taxes and Other Charges.........................................................................   12
           3.11 Increased Costs.................................................................................   12

4.      Conditions to Availability of Credit....................................................................   13
           4.1  Conditions to First Extension of Credit.........................................................   13
           4.2  Conditions to Each Extension of Credit..........................................................   13

5.  Representations and Warranties..............................................................................   14
           5.1  Organization....................................................................................   14
           5.2  No Conflicts....................................................................................   14
           5.3  Enforceability..................................................................................   14
           5.4  Good Standing...................................................................................   14
           5.5  Compliance with Laws............................................................................   14
           5.6  Litigation......................................................................................   14
           5.7  No Event of Default.............................................................................   14
           5.8  Information Submitted...........................................................................   15
           5.9  No Material Adverse Change......................................................................   15
           5.10 ERISA Plan Compliance...........................................................................   15
           5.11 Transfer of Assets..............................................................................   15

6.  Covenants...................................................................................................   15

Section                                                                                                           Page
           6.1  Notices of Certain Events.......................................................................   16
           6.2  Financial and Other Information.................................................................   16
           6.3  Books, Records, Audits and Inspections..........................................................   17
           6.4  Adjusted Tangible Net Worth.....................................................................   17
           6.5  Total Liabilities to Adjusted Tangible Net Worth................................................   18
           6.6  Fixed Charge Coverage Ratio.....................................................................   18
           6.7  Capital Expenditures............................................................................   18
           6.8  Out-Of-Debt Requirement.........................................................................   19
           6.9  Other Indebtedness..............................................................................   19
           6.10 Liens...........................................................................................   20
           6.11 Acquisitions and Investments....................................................................   21
           6.12 Dividends.......................................................................................   21
           6.13 Loans to Officers...............................................................................   21
           6.14 Capital Ownership...............................................................................   22
           6.15 Sales and Leasebacks............................................................................   22
           6.16 Existence and Properties........................................................................   22
           6.17 Liquidations and Mergers........................................................................   22
           6.18 Sale of Assets..................................................................................   22
           6.19 Insurance.......................................................................................   23
           6.20 Compliance with Laws............................................................................   23
           6.21 Accuracy of Financial Information...............................................................   23
           6.22 Additional Acts.................................................................................   23
           6.23 Business Activities.............................................................................   23
           6.24 Change in Name, Structure or Location...........................................................   23
           6.25 Subsidiaries....................................................................................   23
           6.26 Environmental Quality...........................................................................   23
           6.27 Use of Proceeds.................................................................................   24
           6.28 Taxes...........................................................................................   24
           6.29 Current Ratio...................................................................................   24

7.  Events of Default...........................................................................................   24
           7.1  Failure to Pay..................................................................................   24
           7.2  Breach of Representation or Warranty............................................................   24
           7.3  Falsity of Information..........................................................................   24
           7.4  Suits...........................................................................................   24
           7.5  Judgments.......................................................................................   24
           7.6  Failure to Pay Debts; Voluntary Bankruptcy......................................................   25
           7.7  Involuntary Bankruptcy..........................................................................   25
           7.8  Governmental Action.............................................................................   25
           7.9  Default of Other Financial Obligations..........................................................   25
           7.10 Default of Other Bank Obligations...............................................................   25
           7.11 Material Adverse Change.........................................................................   25
           7.12 ERISA Plan Termination..........................................................................   25
           7.13 Other Breach Under Agreement....................................................................   26

8.  Miscellaneous...............................................................................................   26
           8.1  Successors and Assigns..........................................................................   26
           8.2  Consents and Waivers............................................................................   26
           8.3  Governing Law...................................................................................   26



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
Section                                                                                                           Page
           8.4  Costs and Attorneys' Fees.......................................................................   26
           8.5  Integration.....................................................................................   26
           8.6  Participations..................................................................................   27
           8.7  Arbitration; Reference Proceeding...............................................................   27
           8.8  Notices.........................................................................................   29
           8.9  Headings........................................................................................   29
           8.10 Severability....................................................................................   29
           8.11 Counterparts....................................................................................   29
           8.12 Indemnification.................................................................................   29
           8.13 Setoff..........................................................................................   29

9.  Relation of Banks...........................................................................................   29
           9.1  Independent Facilities..........................................................................   29
           9.2  No Agency.......................................................................................   29
           9.3  No Requirement to Share.........................................................................   30
           9.4  Notices.........................................................................................   30
           9.5  Independent Credit Investigations...............................................................   30
           9.6  Other Relationships.............................................................................   30

                                CREDIT AGREEMENT

          This Agreement is effective as of September 26, 1995 among Bank of America National Trust and Savings Association ("BofA"), The Bank of California N.A. ("BankCal") and The Good Guys - California, Inc., a California corporation ("Borrower"). BofA and BankCal are sometimes referred to as "Banks," and each is a "Bank."

                                    RECITALS

          A. The Banks and The Good Guys, Inc., a Delaware corporation ("Former Borrower") entered into a certain Credit Agreement dated as of June 28, 1995 (the "Previous Credit Agreement").

          B. The Former Borrower and the Borrower are entering into an Assignment and Assumption Agreement dated September 26, 1995, under which the Former Borrower is assigning all of its assets to the Borrower, and the Borrower is assuming the liabilities and obligations of the Former Borrower. In exchange, the Former Borrower will own all of the 1,000 issued and outstanding shares of the Borrower.

          C. The Borrower and the Former Borrower have requested the Banks to permit the Borrower to assume all of the obligations under the Previous Credit Agreement, with the Former Borrower becoming a guarantor ("Guarantor") of the obligations of the Borrower under this Agreement.

          D. On the effective date of this Agreement, all indebtedness outstanding under the Previous Credit Agreement shall be assumed by the Borrower and shall be deemed outstanding under this Agreement, and the Previous Credit Agreement shall be deemed cancelled.

                                    AGREEMENT

1.   Definitions and Financial Requirements.

          1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes hereof:

               "Availability Period" means the period commencing on the Closing Date and ending on February 28, 1997, or such later date as determined under paragraph 2.12 below.

               "Banking Day" means, unless otherwise defined in this Agreement, a day other than a Saturday or a Sunday on which Banks are open for business in California. With respect to LIBOR Rate Portions, a Banking Day is a day other than a Saturday or a Sunday on which Banks are open for business in California, New York and London and are dealing in offshore dollars.

               "BankCal Facility" means the facility provided by BankCal under Paragraph 2.2 below.

               "BankCal Money Market Rate" means a rate per annum which BankCal quotes as the rate at which funds in the amount of the Portion and for a period of time comparable to the Interest Period are available for purchase from other banks in the ordinary course of BankCal's business on the first day of the applicable Interest Period, adjusted for the then maximum reserve, capital adequacy, deposit insurance, and similar requirements that under any circumstances could be applicable to BankCal pursuant to applicable law or regulation, and other amounts associated with BankCal's costs and desired return. The BankCal Money Market Rate may be accepted only at the time quoted by BankCal. Due to changes in legal, regulatory, economic, or market conditions, BankCal may at any time determine that the BankCal Money Market Rate is not available.

               "BankCal's Prime Rate" means a fluctuating rate that changes with the rate BankCal announces to be in effect from time to time as its prime rate. The Prime Rate is set by BankCal based on various factors, including general economic and market conditions, and is used as a reference point in pricing certain loans. BankCal may price its loans at, above or below the Prime Rate.

               "BofA Facility" means the facility provided by BofA under Paragraph 2.1 below.

               "BofA Fixed Rate" means the fixed interest rate per annum, determined solely by BofA on the first day of the applicable Interest Period for the Portion, as the rate at which BofA would be able to borrow funds in the Money Market in the amount of the Portion and with an interest and principal payment schedule equal to the Portion and for a term equal to the applicable Interest Period. The BofA Fixed Rate shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which BofA deems appropriate. The BofA Fixed Rate is BofA's estimate only and BofA is under no obligation to actually purchase or match funds for any transaction. "Money Market" means one or more wholesale funding markets available to BofA, including domestic negotiable certificates of deposit, eurodollar deposits, bank deposit notes or other appropriate money market instruments selected by BofA.

               "BofA's Reference Rate" means the rate of interest publicly announced from time to time by BofA in San Francisco, California, as its reference rate. Any change in BofA's Reference Rate shall take effect on the day specified in the public announcement of such change. BofA's Reference Rate is set by BofA based on various factors, including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. BofA may price loans at, above or below BofA's Reference Rate.

               "Capital Expenditure" means an expenditure for the acquisition of fixed or capital assets or the leasing of fixed or capital assets, but excluding the leasing of premises for retail store locations and distribution facilities; excluding equipment rentals for less than one year; excluding landlord allowances for leasehold improvements; and excluding expenditures under operating leases.

               "Cayman Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by BofA as of the first day of the Interest Period.)

               Cayman Rate =              Cayman Base Rate
                                 ------------------------------
                                    (1.00 - Reserve Percentage)

     Where "Cayman Base Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which BofA's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable Interest Period to other major banks in the offshore dollar inter-bank market.

               "Closing Date" means the date that the conditions precedent stated in Paragraph 4.1 below are all satisfied or waived as provided by the Banks in writing.

               "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

               "ERISA Plan" means any employee pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

               "Event of Default" means any event listed in Article 7 of this Agreement.

               "Fixed Charge Coverage Ratio" means the ratio of Income Available for Fixed Charges to the sum of interest expense, positive income taxes, rent expense and lease expense.

               "Income Available for Fixed Charges" means net income, plus positive income taxes, depreciation and amortization, interest expense, rent expense and lease expense.

               "Interest Period" means for each Portion the period during which such Portion shall bear interest at a specified Optional Rate, as agreed by the Banks and the Borrower at the time Borrower requests the Portion.

               "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the respective Bank as of the first day of the Interest Period.)

                  LIBOR Rate =                 London Rate
                                     -----------------------------
                                      (1.00 - Reserve Percentage)

     Where "London Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) determined as follows:

                    (a) for amounts outstanding from BofA, the rate at which BofA's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable Interest Period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) Banking Days before the commencement of the Interest Period.

                    (b) for amounts outstanding from BankCal, the rate at which U.S. dollar deposits for the applicable Interest Period would be offered to BankCal in the Eurodollar market two (2) Banking Days before the commencement of the Interest Period.

               "Optional Rate" means one of the optional interest rates provided under this Agreement, other than BofA's Reference Rate and BankCal's Prime Rate.

               "Portion" means all or such part of the principal balance of credit provided under this Agreement for which interest is accruing at one of the Optional Rates.

               "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

               "Spread" means seven-eighths (0.875) of one percentage point.

               "Tangible Net Worth" means the gross book value of the assets of Borrower (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges and other like intangibles) less (a) reserves applicable thereto, and (b) all liabilities (including accrued and deferred income taxes).

         1.2 Financial Requirements. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared in accordance with generally accepted accounting principles consistently applied.

2.  The Credit Facilities

         2.1 The BofA Facility. Subject to the provisions of this Agreement, from time to time during the Availability Period, BofA, on a revolving basis, will make advances to Borrower and issue standby letters of credit for Borrower's account. The undrawn and the drawn and unreimbursed amount of all letters of credit outstanding under the BofA Facility may not exceed at any one time Five Million Dollars ($5,000,000). The total of all advances, plus the undrawn and the drawn and unreimbursed amount of all letters of credit, outstanding under the BofA Facility may not exceed at any one time the following amounts (the "BofA Credit Limit"):

               (a) From February 1 through October 31 of each year: Twenty Million Dollars ($20,000,000).

               (b) At all other times: Fifty Million Dollars ($50,000,000).

          2.2 The BankCal Facility. Subject to the provisions of this Agreement, from time to time during the Availability Period, BankCal, on a revolving basis, will make advances to Borrower and issue standby letters of credit for Borrower's account. The undrawn and the drawn and unreimbursed amount of all letters of credit outstanding under the BankCal Facility may not exceed at any one time Three Million Dollars ($3,000,000). The total of all advances plus the undrawn and the drawn and unreimbursed amount of all letters of credit outstanding under the BankCal Facility may not exceed at any one time the following amounts (the "BankCal Credit Limit"):

               (a) From February 1 through October 31 of each year: Ten Million Dollars ($10,000,000).

               (b) At all other times: Twenty Five Million Dollars
     ($25,000,000).

          2.3 Pro Rata Borrowings. Borrower agrees that, at all times, the total of all advances, plus the undrawn and the drawn and unreimbursed amount of all letters of credit, outstanding under the BofA Facility and the BankCal Facility, respectively, shall bear the same ratio as the ratio of the BofA Credit Limit to the BankCal Credit Limit. This requirement shall apply regardless of the amount of any credit outstanding from either Bank to Borrower outside the BofA Facility and the BankCal Facility (to the extent such credit is permitted under paragraph 6.9(h) below). Whenever the ratio of the BofA Credit Limit to the BankCal Credit Limit changes in accordance with the provisions of paragraphs 2.1 and 2.2 above, the Borrower shall adjust the credit outstandings from the two Banks to maintain the ratio required by the preceding sentence as soon as it is possible to do so without incurring any penalties for prepaying any Portion bearing interest at an Optional Rate. Whenever the Borrower requests a letter of credit, both Banks shall issue letters of credit to the same beneficiary and for the same term, in pro rata amounts in proportion to the ratio of the BofA Credit Limit to the BankCal Credit Limit at the time the letters of credit are designated.

          2.4 Advances Under this Agreement.

               (a) Borrower shall repay the entire principal balance of all advances under this Agreement on the last day of the Availability Period, subject to the provisions of Paragraph 2.5(e) below.

               (b) Except as provided below, advances made by BofA under this Agreement shall bear interest at a rate per annum equal to BofA's Reference Rate, and advances made by BankCal under this Agreement shall bear interest at a rate per annum equal to BankCal's Prime Rate. Borrower shall pay interest monthly in arrears on the first day of each month until the last day of the Availability Period, on which date all accrued and unpaid interest shall be due and payable.

          2.5 Optional Interest Rates. In lieu of the rates related to BofA's Reference Rate and BankCal's Prime Rate, Borrower may elect to have all or portions of advances under this Agreement bear interest at any of the following rates plus the Spread during an appropriate Interest Period: the LIBOR Rate; for amounts advanced by BofA, the BofA Fixed Rate or the Cayman Rate; and for amounts advanced by BankCal, the BankCal Money Market Rate. Each Optional Rate is subject to the following requirements:

               (a) Each Portion shall be for an amount not less than the following:

                    (i) For the LIBOR Rate or the BankCal Money Market Rate, One Million Dollars ($1,000,000).

                    (ii) For the BofA Fixed Rate or the Cayman Rate, an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

               (b) Each Interest Period shall not end later than the last day of the Availability Period. For the LIBOR Rate, the Interest Period shall be one (1), two (2), three (3), six (6), or twelve (12) months. For the BankCal Money Market Rate, the Interest Period shall be from one to no longer than sixty days. For the Grand Cayman Rate and the BofA Fixed Rate, the Interest Period shall be from one day to no longer than one year. For the LIBOR Rate and the Cayman Rate, the last day of the Interest Period will be determined by each Bank using the practices of the offshore dollar inter-bank market.

               (c) Borrower shall pay interest on each Portion on the first day of each month following the first day of the Interest Period for such portion and on the last day of the Interest Period for such portion.

               (d) A Portion shall not be converted to a different interest rate during its Interest Period. Upon the expiration of an Interest Period, the Portion shall thereafter bear interest at the rate based on BofA's Reference Rate or BankCal's Prime Rate, as applicable, unless Borrower elects a new interest rate as provided hereunder.

               (e) Any payment of a Portion prior to the last day of the Interest Period for such Portion, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by either Bank to a Portion, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) by which (i) the additional interest which would have been payable on the amount repaid had it not been paid until the last day of its Interest Period exceeds (ii) the interest which would have been recoverable by such Bank by placing the amount repaid on deposit in the Reinvestment Market specified below for a period starting on the date it was repaid and ending on the last day of the Interest Period for such portion. The Reinvestment Market for LIBOR Rate Portions, Cayman Rate Portions and BankCal Money Market Rate Portions shall be the offshore dollar inter-bank markets, and the Reinvestment Market for the BofA Fixed Rate shall be the certificate of deposit markets.

               (f) Banks shall have no obligation to accept an election for a Portion if any of the following described events has occurred and is continuing:

                    (1) Dollar deposits in the principal amount, and for periods equal to the Interest Period, of a Portion are not available in the relevant market; or

                    (2) The Optional Rate does not accurately reflect the cost of the Portion.

          2.6 Standby Letters of Credit.

               (a) Each standby letter of credit shall be issued pursuant to the terms and conditions hereof and of each Bank's standard form agreement for standby letter of credit executed by Borrower.

               (b) Each standby letter of credit shall:

                    (1) expire on or before one (1) year after the date such letter of credit is issued, but in no event later than four months after the last day of the Availability Period;

                    (2) be otherwise in form and substance and in favor of beneficiaries satisfactory to Banks.

               (c) Borrower shall pay the Banks an issuance fee equal to seven-eighths of one percent (0.875%) per annum of the outstanding undrawn amount of each standby letter of credit, payable in advance at the time the letter of credit is issued and annually thereafter, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at each Bank's option, the amount of the fee shall be increased to 1-1/2% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower. In addition, the Borrower shall pay such other fees at the times and in the amounts that each Bank advises Borrower from time to time as being applicable to Borrower's standby letters of credit.

               (d) Any sum owed to either Bank with respect to a standby letter of credit issued for Borrower's account which is not paid when due shall, at the option of that Bank in each instance, be added to advances outstanding under the that Bank's Facility and shall thereafter bear interest at the rate applicable to advances.

               (e) In addition to any other rights or remedies which Banks may have under this Agreement or otherwise, upon the occurrence of an Event of Default each Bank may require Borrower to prepay the amount of any standby letters of credit outstanding from that Bank under this Agreement.

          2.7 Fee. Borrower shall pay the following fees on or before the date of execution of this Agreement: for BofA, a fee of Twenty Thousand Dollars ($20,000); and for BankCal, a fee of Ten Thousand Dollars ($10,000).

          2.8 Commitment Fee.

               (a) Borrower shall pay each Bank a commitment fee at the rate of two tenths of one percent (0.20%) per annum on the average daily unused portion of the following: (i) for BofA, the BofA Credit Limit; and (ii) for BankCal, the BankCal Credit Limit. The commitment fee shall be computed on a calendar quarter basis in arrears. The commitment fee shall be payable on the first day of each calendar quarter, and on the last day of the Availability Period.

               (b) Upon at least thirty (30) days' advance written notice to Banks, Borrower may cancel the availability of credit under this Agreement and repay all of its obligations hereunder in full (subject to the provisions of Paragraphs 2.5(e) above), and Borrower shall not be obligated to pay a commitment fee for any quarterly fee after the quarterly period in which such cancellation and repayment occurred.

          2.9 Default Rate. Upon the occurrence and during the continuation of any Event of Default under Paragraph 7.1 below, and without constituting a waiver of any such Event of Default, advances under this Agreement from either Bank shall at the option of such Bank bear interest at a rate per annum which is two percentage points (2.00%) higher than the rate of interest otherwise provided under this Agreement. Upon the expiration of any Interest Period, the relevant Portion shall thereafter bear interest at BofA's Reference Rate plus two percentage points (2.00%) or BankCal's Prime Rate plus two percentage points (2.00%).

          2.10 Termination of Prior Agreement. On the Closing Date, the Credit Agreement between the Banks and Borrower dated June 28, 1995, shall be terminated, and any credit outstanding thereunder shall be deemed outstanding under this Agreement.

          2.11 Termination of This Agreement. Borrower may, at any time, terminate this Agreement by written notice to Banks, provided that all amounts outstanding hereunder have been paid and all other obligations of Borrower have been fulfilled.

          2.12 Extension of Availability Period. The Borrower may extend the Availability Period to expire on February 28, 1998, by providing a written notice of extension to both Banks. The notice must be given by the Borrower to the Banks during the period commencing on March 1, 1996 and ending on April 30, 1996; provided that, at the time the notice is given by the Borrower to the Banks, there is no Event of Default under this Agreement, and the Borrower has provided a certificate, signed by a responsible officer of Borrower, certifying compliance with all terms and conditions of this Agreement as of December 31, 1995.

3.  Extensions of Credit, Payments and Interest Calculations

          3.1 Requests for Credit. Each request for an extension of credit shall be made in writing on a form acceptable to the Bank extending the credit or in any other manner acceptable to that Bank. Requests for advances must be received no later than 2:00 p.m. on the date the advance will be made; provided that requests for advances or the designation of portions which will bear interest at the LIBOR Rate must be received no later than 9:00 a.m. three (3) Banking Days before the date the advance will be made or the designation will take effect; provided further that requests for advances or the designation of Portions which will bear interest at an Optional Rate other than the LIBOR Rate must be received no later than 11:00 a.m. on the date the advance will be made or the designation will take effect.

          3.2 Oral Requests. At each Bank's sole discretion in each instance, such Bank may accept telephone requests to make or to repay extensions of credit. Extensions of credit requested by telephone shall be deposited or wired into Borrower's commercial account number 14995-05205 with BofA, or such other account(s) as may be specified in writing by Borrower. Telephone requests may be made by any individual identified in writing to such Bank on a form acceptable to such Bank as being authorized to make such requests. Each Bank shall be entitled to rely upon any written or telephone request from persons it reasonably believes to be authorized by Borrower to make such requests without making independent inquiry. Borrower hereby indemnifies each Bank for, and holds each Bank harmless from, any and all losses, damages, claims and expenses (including reasonable attorneys' fees and allocated costs of Banks' in-house counsel), however arising, which such Bank suffers or incurs based on or arising out of extensions of credit or payments made on any telephone request, except that Banks shall not be indemnified against their own gross negligence or wilful misconduct. The provisions of this Paragraph shall survive termination of this Agreement.

          3.3 Disbursements and Payments. Each disbursement by Banks and each payment by Borrower under this Agreement shall be made in U.S. Dollars and in immediately available funds and at such branch of each Bank as that Bank may from time to time select.

          3.4 Branch Accounts. Each extension of credit under this Agreement shall be made for the account of such branch of the Bank extending the credit as such Bank may from time to time select.

          3.5 Evidence of Indebtedness. Principal, interest and all other sums due each Bank under this Agreement shall be evidenced by entries in records maintained by such Bank, and, if required by such Bank, by a promissory note or notes. Each payment on and any other credits with respect to principal, interest and all other sums due under this Agreement shall be evidenced by entries to records maintained by each Bank.

          3.6 Debits to Borrower's Accounts. Borrower hereby authorizes BofA to debit Borrower's account number 14995-05205 in the amount of interest and fees due to BofA under this Agreement. BofA shall debit the account on the date such amounts become due, or, if such due date is not a Banking Day, on the next Banking Day after such due date. For amounts due to BankCal, upon the instructions of Borrower, BofA shall wire such amounts as designated by Borrower to The Bank of California N.A., ABA #1210-000-15, for credit to Bancontrol Account No. 001-060235 with reference to The Good Guys, Inc. If there are insufficient funds in the account to cover the amount debited to the account in accordance with this Paragraph, such debit will be reversed and such amount will remain unpaid. Borrower shall pay BofA's standard fees for each wire transfer.

          3.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, payable under this Agreement shall be computed on the basis of a three hundred sixty

(360) day year and actual days elapsed, which results in more interest or a larger fee than if a three hundred sixty-five (365) day year were used.

          3.8 Late Payments; Compounding. At the option of each Bank, in each instance, any sum payable hereunder which is not paid when due (including unpaid interest) may be added to principal of this Agreement and shall thereafter bear interest at the rate applicable to principal.

          3.9 Banking Day. Any sum payable by Borrower hereunder which becomes due on a day which is not a Banking Day shall be due on the next Banking Day after such due date (subject to the practices of the Eurodollar market, if applicable). Any payments received by either Bank on a day which is not a Banking Day or after 2:00 p.m. on a Banking Day shall be deemed to be received on the next Banking Day after such date of receipt.

          3.10 Taxes and Other Charges.

               (a) Borrower agrees to make all payments or reimbursements under this Agreement free and clear of and without deduction for any present or future taxes, levies, imposts, fees or other charges of any kind which may be imposed by any governmental authority with respect to such payments or reimbursements ("Taxes"). If any Taxes are imposed by any governmental authority, Borrower agrees to pay such Taxes and to confirm payment by delivery of official tax receipts or notarized copies thereof to Banks within thirty (30) days after the due date for each tax payment. This Paragraph shall not apply with respect to any taxes which are imposed on or measured by either Bank's net income by any jurisdiction.

               (b) In the event the Borrower is prohibited by operation of law from making payments or reimbursements to the Banks without making such deductions or paying, or causing to be paid, any and all Taxes, the Borrower shall pay to the Banks upon demand such additional amounts as may be necessary in order to reimburse the Banks for Taxes paid by the Banks on the Borrower's behalf such that the aggregate net amounts received by the Banks shall equal the amounts which would have been received if such deduction or withholding had not been required.

          3.11 Increased Costs. Borrower shall reimburse or compensate each Bank, upon demand by that Bank, for all costs incurred, losses suffered or payments made by that Bank which are applied or allocated by such Bank to this Agreement (all as reasonably determined by such Bank in its sole discretion) by reason of any change in any statute, regulation, or any request or requirement of any regulatory agency, whether or not having the force of law, which is applicable to all or a class of all national banks, including:

               (a) any and all present or future reserve, deposit or similar requirements applied against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, such Bank; and

               (b) any and all present or future capital or similar requirements against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, such Bank.

4.   Conditions to Availability of Credit.

          Each Bank's obligation to extend credit under this Agreement is subject to the following conditions. In the case of documents or evidence to be received by Banks, each such item must be in form and substance satisfactory to both Banks:

          4.1 Conditions to First Extension of Credit. Before the first extension of credit:

               (a) Receipt by Banks of evidence that the execution, delivery, and performance by Borrower and Guarantor of this Agreement and any instrument or agreement required under this Agreement, as appropriate, have been duly authorized.

               (b) Receipt by Banks of an executed copy of this Agreement; a promissory note as required by BankCal; and each Bank's standard wire transfer agreement.

               (c) Payment of any fees and costs due on the Closing Date.

               (d) Receipt by Banks of evidence of the insurance coverage required by Paragraph 6.19 below.

               (e) Receipt by Bank of copies of all executed documents and agreements effecting the transfer of the assets and liabilities of the Guarantor to the Borrower.

               (f) Continuing guaranties, on each Bank's standard form, executed by Guarantor, guarantying the obligations of Borrower to each Bank, in a principal amount acceptable to each Bank.

               (g) Payment by the Borrower of all costs, expense and attorneys' fees (including allocated costs for in-house legal services) incurred by the Banks in connection with this Agreement.

          4.2 Conditions to Each Extension of Credit. As a condition to each extension of credit,

               (a) Borrower must be in compliance with Paragraph 2.3 above.

               (b) Each representation and warranty made by Borrower and Guarantor under this Agreement must be true and correct as of the date of the extension of credit.

5.  Representations and Warranties

          Borrower represents and warrants (and each request for an extension of credit under this Agreement shall be deemed a representation and warranty made on the date of such request) that:

          5.1 Organization. Borrower and Guarantor each is a corporation duly organized and existing under the laws of the state of its organization and the execution, delivery, and performance of this Agreement and of any instrument or agreement required by this Agreement are within Borrower's and Guarantor's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower or Guarantor;

          5.2 No Conflicts. The execution, delivery, and performance of this Agreement and of any instrument or agreement required by this Agreement are not in conflict with any law or any indenture, agreement, or undertaking to which Borrower or Guarantor is a party or by which Borrower or Guarantor is bound or affected;

          5.3 Enforceability. This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable;

          5.4 Good Standing. Borrower and Guarantor each is properly licensed and in good standing in each state in which it is doing business and Borrower and Guarantor each has qualified under, and complied with, where required, the fictitious name statute of each state in which it is doing business;

          5.5 Compliance with Laws. Borrower and Guarantor each has complied with all federal, state, and local laws, rules, and regulations affecting the business of Borrower and Guarantor including, but not limited to, laws regulating Borrower's and Guarantor's sales or the furnishing of services to their customers and disclosures in connection therewith;

          5.6 Litigation. There is no litigation, tax claim, proceeding or dispute pending, or, to the knowledge of Borrower, threatened, against or affecting Borrower or Guarantor or their property, the adverse determination of which would have a material adverse effect on Borrower's or Guarantor's financial condition or operations or impair Borrower's or Guarantor's ability to perform its obligations hereunder or under any instrument or agreement required hereunder;

          5.7 No Event of Default. No event has occurred and is continuing or would result from the extension of credit under this Agreement which constitutes or would constitute an Event of Default or which, upon a lapse of time or notice or both, would become an Event of Default;

          5.8 Information Submitted. All financial information submitted by Borrower or Guarantor to either Bank has been prepared in accordance with generally accepted accounting principles consistently applied, is fairly presented in all material respects and is complete insofar as may be necessary to give Banks a true and accurate knowledge of the subject matter thereof;

          5.9 No Material Adverse Change. There has been no material adverse change in the consolidated financial condition of Borrower and Guarantor since the date of the most recent financial statements submitted to Banks;

          5.10 ERISA Plan Compliance.

               (a) Borrower and Guarantor each has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Internal Revenue Code of 1986, as amended from time to time, (the "Code") with respect to each ERISA Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any ERISA Plan under Title IV of ERISA;

               (b) No reportable event has occurred under Section 4043(b) of ERISA for which the Pension Benefit Guaranty Corporation requires 30 day notice;

               (c) No action by Borrower or Guarantor to terminate or withdraw from any ERISA Plan has been taken and no notice of intent to terminate an ERISA Plan has been filed under Section 4041 of ERISA;

               (d) No proceeding has been commenced with respect to an ERISA Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                 5.11 Transfer of Assets. All of the assets of the Guarantor have been transferred to the Borrower, and all of the liabilities and obligations of the Guarantor have been assumed by the Borrower, except for such assets, liabilities and obligations which have been disclosed to the Banks and are acceptable to the Banks.

6.  Covenants

          So long as credit is available under this Agreement and until full and final payment of all of Borrower's obligations under this Agreement and any instrument or agreement required under this Agreement, Borrower and Guarantor shall, unless Banks waive compliance in writing:

          6.1 Notices of Certain Events. Promptly give written notice to both Banks of:

               (a) all litigation affecting Borrower or Guarantor where the amount claimed is Two Million Dollars ($2,000,000) or more;

               (b) any substantial dispute which may exist between Borrower or Guarantor and any governmental regulatory body or law enforcement authority;

               (c) any Event of Default or any event which, upon a lapse of time or notice or both, would become an Event of Default;

               (d) the occurrence of any reportable event under Section 4043(b) of ERISA for which the Pension Benefit Guaranty Corporation requires thirty
     (30) day notice; any action by Borrower or Guarantor to terminate or withdraw from an ERISA Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA; any notice of noncompliance made with respect to an ERISA Plan under Section 4041(b) of ERISA; or the commencement of any proceeding with respect to an ERISA Plan under Section 4042 of ERISA;

               (e) any other matter which has resulted or could reasonably be expected to result in an adverse change in Borrower's or Guarantor's financial condition or operations;

          6.2 Financial and Other Information. Deliver to both Banks in form and detail satisfactory to Banks, and in such number of copies as Banks may request:

               (a) Within one hundred twenty (120) days after the end of each fiscal year Guarantor's consolidated financial statements for such year audited by a certified public accountant together with an unqualified opinion of such certified public accountant and including, at a minimum, Guarantor's consolidated balance sheet and statements of income, retained earnings and cash flow, and including a copy of the accountant's management letter, and consolidating worksheets prepared by Borrower;

               (b) Within one hundred twenty (120) days after the end of each fiscal year, a copy of Guarantor's Form 10-K Annual Report; within sixty
     (60) days after each quarterly accounting period, a copy of Guarantor's Form 10-Q Quarterly Report; and within ten (10) days after the date of filing with the Securities and Exchange Commission, a copy of each Form 8-K Current Report filed by Guarantor;

               (c) Within one hundred twenty (120) days after the end of each fiscal year Guarantor's projected consolidated balance sheet and statements of income, retained earnings and cash flow for the period through the last day of the Availability Period; or a written notice that the projections previously supplied to the Banks and covering such period are unchanged;

               (d) Within forty-five (45) days after each quarterly accounting period, a certificate, signed by a responsible officer of Borrower, certifying compliance with all terms and conditions of this Agreement;

               (e) Within forty-five (45) days after each quarterly accounting period, the Guarantor's consolidated and consolidating financial statements prepared by the Guarantor;

               (f) Promptly upon request of either Bank, such other statements, lists of property and accounts, budgets, forecasts or reports as to Borrower or Guarantor as Banks may reasonably request;

          6.3 Books, Records, Audits and Inspections. Borrower and Guarantor must maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Guarantor or their business and permit employees or agents of either Bank at any reasonable time to inspect Borrower's and Guarantor's properties and to examine or audit Borrower's and Guarantor's books, accounts, and records and make copies and memoranda thereof.

          6.4 Adjusted Tangible Net Worth. Maintain on a consolidated basis Adjusted Tangible Net Worth of at least the amount indicated as of the end of each quarter set forth below. "Adjusted Tangible Net Worth" means Tangible Net Worth minus the proceeds of any public or private offering of stock of the Guarantor after the date of this Agreement, other than stock sold under the Employee Stock Purchase Plan and Stock Options:

          Quarter Ending                    Amount
          --------------                    ------
          March 31, 1995                    $124,000,000

          June 30, 1995                     $127,000,000

          September 30, 1995                $131,000,000

          December 31, 1995                 $140,000,000

          March 31, 1996                    $144,000,000

          June 30, 1996                     $147,000,000

          September 30, 1996                $151,000,000

          December 31, 1996                 $161,000,000

          March 31, 1997                    $166,000,000

          June 30, 1997                     $171,000,000

          September 30, 1997                $177,000,000

          December 31, 1997                 $191,000,000

          6.5 Total Liabilities to Adjusted Tangible Net Worth. Not permit the ratio of consolidated total liabilities (as shown on consolidated balance sheet, prepared in accordance with generally accepted accounting principles) to Adjusted Tangible Net Worth to exceed the figures indicated as of each date set forth below:

               (a) As of March 31, June 30, and September 30 of each year:
     0.90:1.00.

               (b) As of December 31 of each year: 1.25:1.00.

          6.6 Fixed Charge Coverage Ratio. As of the end of each quarterly accounting period set forth below, achieve a consolidated Fixed Charge Coverage Ratio at least equal to the ratio indicated:

               (a) As of March 31, June 30, and September 30 of each year:
     1.25:1.00.

               (b) As of December 31 of each year: 1.50:1.00.

          6.7 Capital Expenditures. Not, in any of the periods specified below, on a consolidated basis, expend or incur, or consent to expend or incur, Capital Expenditures of more than amounts indicated. These limitations are non-cumulative, i.e. amounts not used in any period may not be carried forward into the next period; provided, however, that an unused amount not exceeding Two Million Dollars ($2,000,000) may be carried forward into the next period:

          Period                            Amount
          ------                            ------
          Fiscal year ending
          September 30, 1995                $23,500,000

          Fiscal year ending
          September 30, 1996                $17,500,000

          Five months ending
          February 28, 1997                 $ 8,500,000

          Fiscal year ending
          September 30, 1997                $23,000,000

          Quarter ending
          December 31, 1997                 $ 6,000,000

          6.8 Out-Of-Debt Requirement. For each ninety (90) day period ending on March 31 of each year, Borrower and Guarantor must fulfill either the requirements of (a) or of (b) below:

               (a) Repay all outstanding advances, and not draw any new advances, for a period of at least thirty (30) consecutive calendar days during such ninety (90) day period. This requirement must be fulfilled for the BofA Facility, the

     BankCal Facility and any indebtedness permitted under paragraphs 6.9(g) and
     (h) at the same time; or

               (b) Reduce the amount of all advances (including the BofA Facility, the BankCal Facility and any indebtedness permitted under paragraphs 6.9(g) and (h)) to not more than Fifteen Million Dollars ($15,000,000) for a period of at least sixty (60) consecutive calendar days during such ninety (90) day period.

          6.9 Other Indebtedness. Borrower and Guarantor each shall not create or incur any indebtedness for borrowed money or for the deferred purchase price of property under capital leases, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm or corporation; provided, however, that this Paragraph shall not be deemed to prohibit:

               (a) the acquisition of goods, supplies or merchandise on normal trade credit; including, but not limited to, indebtedness for the purchase of inventory under the existing agreements with I.T.T. Commercial Finance Corporation and Whirlpool Credit Corporation, in an amount not exceeding Forty Million Dollars ($40,000,000) at any one time; provided, however, that in each case the agreement between the Borrower and the lender (and any amendments thereto) must be in form and substance acceptable to the Banks;

               (b) the execution of bonds or undertakings in the ordinary course of its business as presently conducted;

               (c) the endorsement of negotiable instruments received in the ordinary course of its business as presently conducted;

               (d) indebtedness and lease obligations existing as of the date of this Agreement and which have been disclosed to Banks in writing;

               (e) leasing of premises for retail store locations, distribution facilities and corporate facilities;

               (f) equipment rentals for less than one year;

               (g) additional indebtedness under uncommitted facilities from lenders other than the Banks in an amount outstanding not to exceed the following at any one time: from February 1 through October 31 of any year, Twenty Million Dollars ($20,000,000); and at other times, Forty Million Dollars ($40,000,000);

               (h) additional indebtedness under uncommitted facilities from either Bank; provided, however, that the total outstanding indebtedness from both Banks (whether under this Agreement or otherwise) plus the total outstanding indebtedness from other lenders under subparagraph (g) above must not exceed the following at any on time: from February 1 through October 31 of any year, Fifty Million Dollars ($50,000,000); and at other times, Seventy Five Million Dollars ($75,000,000).

          6.10 Liens. Borrower and Guarantor each shall not create, assume or suffer to exist any security interest, lien (including the lien of an attachment, judgment or execution) or encumbrance, securing a charge or obligation, on or of any of its property, real or personal, whether now owned or hereafter acquired, except:

               (a) liens, security interests and encumbrances in existence as of the date of this Agreement which have been disclosed to Banks in writing;

               (b) liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty;

               (c) purchase money security interests in property acquired after the date of this Agreement; provided, however, that no such liens shall cover Borrower's inventory;

               (d) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens, other than any lien imposed under ERISA, imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP;provided that all such items shall not, in the aggregate, exceed Two Million Dollars ($2,000,000) at any time (excluding any mechanics and materialmen liens which have not been recorded in the real property records and for which no other enforcement action has been taken); provided, however, that no such liens shall cover Borrower's inventory;

          6.11 Acquisitions and Investments. Borrower and Guarantor each shall not acquire or purchase the assets or business of any other person, firm, or corporation; and not purchase any stock or make any other investment in any other company, except for:

               (a) joint ventures for real estate development with respect to the Borrower's retail store locations and distribution facilities, for an aggregate investment in any one fiscal year not exceeding Two Million Five Hundred

    Thousand Dollars ($2,500,000); such dollar limit to be non-cumulative from year to year;

              (b) cash and certificates of deposit;

              (c) U.S. treasury bills and other obligations of the federal government;

              (d) readily marketable commercial paper with a maturity not exceeding sixty (60) days;

              (e) bankers' acceptances;

              (f) repurchase agreements covering U.S. government securities;

         6.12 Dividends. Borrower and Guarantor shall not (and shall not permit any of their subsidiaries to) declare or pay any dividends on any of their respective shares except dividends payable in capital stock, and not purchase, redeem or otherwise acquire for value any of their respective shares, or create any sinking fund in relation thereto; provided, however, that Borrower and Guarantor may purchase stock from their employees for a consideration not exceeding, in the aggregate, One Million Five Hundred Thousand Dollars ($1,500,000) in any one fiscal year; such dollar limit to be non-cumulative from year to year;

         6.13 Loans to Officers. Borrower and Guarantor each shall not make any loans, advances or other extensions of credit to any of Borrower's or Guarantor's executives, officers, employees, directors or shareholders (or any relatives of any of the foregoing); provided, however, that Borrower and Guarantor may make such loans, advances and extensions of credit to executives, officers and employees in an amount not exceeding, in the aggregate, One Million Dollars ($1,000,000) in any one fiscal year; such dollar limit to be non-cumulative from year to year;

         6.14 Capital Ownership. Borrower and Guarantor each shall not cause, permit, or suffer any one shareholder to control, directly, indirectly or through affiliates, more than fifty percent (50%) of Guarantor's capital ownership; and Guarantor's capital stock must continue to be entirely owned by Guarantor;

         6.15 Sales and Leasebacks. Borrower and Guarantor each shall:

              (a) Not dispose of any of its assets except for full, fair and reasonable consideration;

              (b) Not enter into any sale and leaseback agreement covering any of its fixed or capital assets; provided, however, that Borrower may enter into sale/leaseback agreements covering rolling stock, equipment and fixtures as follows: (i) agreements covering assets first used by Borrower or Guarantor within the 90 days prior to the agreement; and (ii) additional agreements in an aggregate amount not exceeding

    Five Million Dollars ($5,000,000) in each fiscal year; such dollar limit to be non-cumulative from year to year;

         6.16 Existence and Properties. Borrower and Guarantor each shall maintain and preserve Borrower's and Guarantor's existence and all rights, privileges and franchises now enjoyed, conduct Borrower's and Guarantor's business in an orderly, efficient and customary manner, keep all Borrower's and Guarantor's properties in good working order and condition, and from time to time make all needed repairs, renewals or replacements thereto and thereof so that the efficiency of such property shall be fully maintained and preserved;

         6.17 Liquidations and Mergers. Borrower and Guarantor each shall not liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture or other combination, except for (a) joint ventures permitted in Paragraph 6.11 above; and (b) any merger whose primary purpose is to reincorporate in another state; provided that any other secondary purpose is reasonably acceptable to both Banks in their reasonable discretion; and provided further that Borrower provides to Banks such documentation as reasonably required by either Bank;

         6.18 Sale of Assets. Borrower and Guarantor each shall not sell, lease, or otherwise dispose of its business or assets as a whole or such as in the opinion of either Bank constitute a substantial portion of its business or assets except in the ordinary course of its business as heretofore conducted;

         6.19 Insurance. Borrower and Guarantor each shall maintain and keep in force insurance of the type usual for the business it is in, and deliver to Banks upon either Bank's request a copy of each insurance policy or, if permitted by Banks, a certificate of insurance listing all insurance in force;

         6.20 Compliance with Laws. Borrower and Guarantor each shall at all times comply with, or cause to be complied with, all laws, statutes (including but not limited to any fictitious name statute), rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Guarantor or Borrower's or Guarantor's business;

         6.21 Accuracy of Financial Information. Borrower and Guarantor each shall cause all financial information upon submission by Borrower or Guarantor to Banks to be fairly presented in all material respects and complete to the extent necessary to give Banks a true and accurate knowledge of the subject matter thereof;

         6.22 Additional Acts. Borrower and Guarantor each shall perform, on request of either Bank, such acts as may be reasonably necessary or advisable to carry out the intent of this Agreement;

         6.23 Business Activities. Borrower and Guarantor each shall not engage in any business activities or operations substantially different from or unrelated to present business activities and operations;

         6.24 Change in Name, Structure or Location. Notify Banks in writing prior to any change in (a) Borrower's or Guarantor's name, (b) Borrower's or Guarantor's business or legal structure, or (c) Borrower's or Guarantor's place of business or chief executive office if Borrower or Guarantor has more than one place of business;

         6.25 Subsidiaries. Borrower and Guarantor each shall not create or acquire any subsidiaries without the prior written consent of both Banks, which consent shall not unreasonably be withheld;

         6.26 Environmental Quality. Borrower and Guarantor each shall comply with all applicable laws, rules, regulations, orders and directives relating to environmental quality, where a failure to so comply may result in a material adverse effect on the Borrower's or Guarantor's financial condition or ability to repay the credit outstanding under this Agreement;

         6.27 Use of Proceeds. Borrower shall use the proceeds of the credit provided by this Agreement for general working capital purposes, and such other purposes as may be acceptable to Banks;

         6.28 Taxes. Borrower and Guarantor each shall pay all taxes when due.

         6.29 Current Ratio. Maintain on a consolidated basis a ratio of current assets to current liabilities, as of the end of each fiscal quarter, at least equal to 1.40:1.00. For the purposes of this computation, all amounts outstanding under lines of credit, including the BofA Facility and the BankCal Facility, shall be considered current liabilities.

7.  Events of Default

         The occurrence of any of the following Events of Default shall terminate any obligation on the part of either Bank to extend credit under this Agreement and, at the option of each Bank, shall make all obligations of Borrower to such Bank under or in respect of this Agreement and any instrument or agreement required under this Agreement immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

         7.1 Failure to Pay. Borrower fails to pay when due, any instalment of interest or principal or any other sum due under this Agreement in accordance with the terms hereof;

         7.2 Breach of Representation or Warranty. Any representation or warranty herein or in any agreement, instrument or certificate executed pursuant hereto or in connection with any transaction contemplated hereby proves to have been false or misleading in any material respect when made;

         7.3 Falsity of Information. Any financial or other information delivered by Borrower or Guarantor to Banks proves to be false or misleading in any material respect;

         7.4 Suits. One or more suits are filed against Borrower or Guarantor by a trade creditor or trade creditors of Borrower or Guarantor in an aggregate amount of at least One Million Dollars ($1,000,000) provided that such suit may have a material adverse impact on Borrower or Guarantor;

         7.5 Judgments. One or more judgments or arbitration awards are entered against Borrower or Guarantor, or Borrower or Guarantor enters into any settlement agreements with respect to any litigation or arbitration, in the aggregate amount of One Million Dollars ($1,000,000) or more on a claim or claims not covered by insurance;

         7.6 Failure to Pay Debts; Voluntary Bankruptcy. Borrower or Guarantor fails to pay its debts generally as they come due, or files any petition, proceeding, case, or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors;

         7.7 Involuntary Bankruptcy. An involuntary petition is filed under any bankruptcy or similar statute against Borrower or Guarantor, or a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official is appointed to take possession of the properties of Borrower or Guarantor; provided, however, that such Event of Default shall be deemed cured if such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of said filing or appointment;

         7.8 Governmental Action. Any governmental regulatory authority takes or institutes action which, in the opinion of either Bank, will materially adversely affect Borrower's or Guarantor's condition, operations or ability to pay Borrower's obligations under this Agreement or any instrument or agreement required under this Agreement;

         7.9 Default of Other Financial Obligations. Any default occurs under any other agreement involving the borrowing of money or the extension of credit to which Borrower or Guarantor may be a party as borrower, guarantor or instalment purchaser if such default consists of the failure to pay any obligation when due or if such default gives to the holder of the obligation concerned the right to accelerate the obligation;

         7.10 Default of Other Bank Obligations. Any default occurs under any other obligation of Borrower or Guarantor to either Bank or to any subsidiary or affiliate of either Bank, which default has not been waived in writing by such Bank or cured by Borrower or Guarantor within any applicable grace period;

         7.11 Material Adverse Change. Any material adverse change occurs in the financial condition or results of operations of Borrower or Guarantor or in Borrower's or Guarantor's ability to perform its obligations under this Agreement or under any instrument or agreement required by this Agreement;

         7.12 ERISA Plan Termination. Any ERISA Plan termination or any full or partial withdrawal from an ERISA Plan occurs which could result in liability of Borrower or Guarantor to the Pension Benefit Guaranty Corporation or to the ERISA Plan in an aggregate amount which, in the reasonable opinion of either Bank, will have a material adverse effect on the financial condition of Borrower or Guarantor;

         7.13 Other Breach Under Agreement. Borrower or Guarantor breaches, or defaults under, any term, condition, provision, representation or warranty contained in this Agreement not specifically referred to in this Article.

8.  Miscellaneous

         8.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign this Agreement or any of the rights, duties or obligations of Borrower hereunder without the prior written consent of both Banks.

         8.2 Consents and Waivers. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

         8.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

         8.4 Costs and Attorneys' Fees. Borrower agrees to pay to Banks, on demand, all costs, expenses and attorneys' fees (including allocated costs for in-house legal services) incurred by either Bank in connection with the preparation, administration and enforcement of this Agreement and any instrument or agreement required under this Agreement, including without limitation during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Banks' rights, remedies, and obligations under this Agreement. In the event a legal action or arbitration proceeding is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees (including allocated costs for in-house legal services), costs and necessary disbursements incurred in connection with such action or proceeding (including any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal), as determined by the court or arbitrator.

         8.5 Integration. This Agreement and any instrument, agreement or document attached hereto or referred to herein (a) integrate all the terms and conditions mentioned herein or incidental hereto, (b) supersede all oral negotiations and prior writings in respect to the subject matter hereof, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement and any such instrument, agreement or document and as the complete and exclusive statement of the terms agreed to by the parties. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such instrument, agreement, or document, the terms, conditions and provisions of this Agreement shall prevail.

         8.6 Participations.

              (a) Any Bank (a "Transferor") may from time to time sell, assign, grant participations in, or otherwise transfer to any other person, firm or corporation (a "Participant") all or part of the obligations of Borrower and Guarantor to Transferor under this Agreement.

              (b) Borrower agrees that each transfer of its obligations under this Agreement will give rise to a direct obligation of Borrower to the Participant and that Participant shall have the same rights and benefits under this Agreement as it would have if it were a Bank party to this Agreement, including rights and benefits under Paragraphs 3.10 and 3.11 above.

              (c) Each transferor shall remain liable for the performance of all of its obligations under this Agreement notwithstanding any transfer by such Transferor of Borrower's obligations under this Agreement.

              (d) Each transfer of Borrower's obligations under this Agreement shall be on terms which provide that: (i) Participant shall not be entitled to take or refrain from taking, or to require Transferor to take or refrain from taking, any action under this Agreement or any instrument or agreement required hereunder other than through Transferor; and (ii) Except in case of insolvency, bankruptcy, receivership or equivalent proceedings: (A) Participant shall deal only with Transferor; and (B) Borrower shall not be required to deal with Participant.

              (e) Borrower authorizes each Bank and each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker's lien, or otherwise, against any assets of Borrower which may be in the hands of Bank or such Participant, respectively. Borrower authorizes each Bank to disclose to any prospective Participant and any Participant any and all information in such Bank's possession concerning Borrower, Guarantor and this Agreement.

         8.7 Arbitration; Reference Proceeding.

              (a) Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

              (b) Notwithstanding the provisions of subparagraph (a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to either Bank which is secured by real property collateral located in California. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subparagraph (c).

              (c) A controversy or claim which is not submitted to arbitration as provided and limited in subparagraphs (a) and (b) shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

              (d) No provision of this Paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At each Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

         8.8 Notices. All notices required hereunder shall be personally delivered or sent by first class mail, postage prepaid, to the addresses set forth on the signature page of this Agreement, or to such other addresses as the parties hereto may specify from time to time in writing.

         8.9 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

         8.10 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

         8.11 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

         8.12 Indemnification. The Borrower shall indemnify the Banks against, and hold the Banks harmless from, all claims, actions, losses, and expenses, including attorneys' fees and costs incurred by the Banks, arising from any contention that the Borrower has failed to comply with any law, rule, regulation, order or directive applicable to the Borrower's sales or leases to or performance of services for the Borrower's customers, including without limitation those sales, leases, and services requiring consumer or other disclosures. This indemnification shall survive the repayment of all principal, interest and fees payable under this Agreement.

         8.13 Setoff. Each Bank agrees that it will not set off amounts due to such Bank against deposits made by Borrower or Guarantor at such Bank, unless there has been an Event of Default under

Paragraph 7.6 or 7.7 above. Nothing in this Paragraph shall constitute a waiver of any rights the Banks may have to place an administrative hold on any deposits upon the occurrence of an Event of Default under Paragraph 7.6 or 7.7 above.

9.  Relation of Banks.

         9.1 Independent Facilities. The obligations of each Bank under this Agreement are several and not joint, and the credit facilities provided by each Bank under this Agreement are independent.

         9.2 No Agency. Neither Bank is the agent of the other under this Agreement, and each Bank shall manage its own credit facilities and enforce its own rights and remedies under this Agreement; provided, however, that (a) any amendment of this Agreement requires the consent of both Banks, and (b) any waiver of any provision of this Agreement shall be binding only on such Bank or Banks as consent to the waiver.

         9.3 No Requirement to Share. Neither Bank shall be obligated to share with the other Bank any payments or other amounts received from, or for the account of, the Borrower or the Guarantor; provided, however, that to the extent that either Bank exercises the right of setoff as permitted in Paragraph 8.13 above, then that Bank shall share the amount recovered by such setoff, with each Bank receiving from such setoff an amount proportional to the ratio of the total credit outstanding under this Agreement from each Bank at the time of the setoff. The amount shared with the other Bank shall constitute a purchase of a participation in the other Bank's credit outstanding to the Borrower.

         9.4 Notices. Each Bank (the "Notifying Bank") shall promptly give notice to the other Bank (the "Receiving Bank") of any (a) declaration of Borrower's default made by the Notifying Bank; (b) termination of the availability of additional credit from the Notifying Bank; or (c) acceleration of the due date of any payment to be made to the Notifying Bank. Upon receipt of such notice, the Receiving Bank shall have the right to terminate the availability of any additional credit from the Receiving Bank.

         9.5 Independent Credit Investigations. Each Bank represents that it has made and agrees that it shall continue to make its own independent investigation of the financial condition and affairs of Borrower and Guarantor and its own appraisal of the creditworthiness of Borrower and Guarantor. Neither Bank has any duty to provide the other Bank with any credit or other information with respect to Borrower, Guarantor or this Agreement; provided, however, that Borrower agrees that the Banks may share any such information as the Banks may choose.

         9.6 Other Relationships. Each Bank may accept deposits from, lend money to, act as agent or trustee for other lenders to, and generally engage in any kind of banking, trust or other business with Borrower or Guarantor as if it were not a party to this Agreement.

         In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Bank of America National Trust
  and Savings Association               The Good Guys - California, Inc.


By: /s/ Hagop Bouloukian                 By: /s/ Robert A. Gunst
    ---------------------------              ----------------------------
Title: Vice President                    Title: President and CEO
       ------------------------                 -------------------------

By                                      By
   ---------------------------             -----------------------------
Title                                   Title
      ------------------------                --------------------------
Address for notices:                    Address for notices:

San Francisco Commercial                7000 Marina Boulevard
 Banking, Concourse Level               Brisbane, CA 94005-1830
345 Montgomery Street
San Francisco, CA 94104

The Bank of California N.A.

By: /s/ Wanda Headrick
    ---------------------------
Title: Vice President
       ------------------------

By
   ---------------------------
Title
      ------------------------

Address for notices:

San Francisco Corporate Banking
17th Floor
400 California Street
San Francisco, CA 94104

(Attach Exhibit A - Form of Financial Statements)

                        CONTINUING GUARANTY


THIS CONTINUING GUARANTY (the "Guaranty") is made by the undersigned (the "Guarantor") in favor of THE BANK OF CALIFORNIA, N.A. (the "Bank").

1. CONSIDERATION. Guarantor acknowledges that the giving of this Guaranty is a material condition precedent to Bank's extending or continuing any present or future financial accommodations of whatever nature to any one or more of THE GOOD GUYS -- CALIFORNIA, INC., a California corporation (the "Borrower") and that Guarantor has derived or expects to derive material financial advantages or other benefits commensurate in value to the obligations and liabilities being undertaken by Guarantor under the terms of this Guaranty.

2. INDEBTEDNESS GUARANTEED. In consideration of the foregoing, and for other valuable consideration, Guarantor unconditionally guarantees and promises to pay to Bank, on demand, in lawful money of the United States of America all Indebtedness of Borrower to Bank. "Indebtedness" is used herein in its most comprehensive sense and includes all debts, obligations and liabilities of Borrower or any one or more of them to Bank currently existing or now or hereafter made, incurred or created, whether voluntary or involuntary and however arising or evidenced, whether direct or acquired by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether Borrower may be liable individually or jointly with others, or whether recovery upon such debt may be or become barred by any statute of limitation or otherwise unenforceable. This is a continuing guaranty relating to any Indebtedness, including that arising under successive transactions which shall either continue the Indebtedness or from time to time renew it after it has been satisfied. This Guaranty may be revoked only by Bank's actual receipt of written notice from Guarantor. Where Bank has a contractual commitment to extend credit, such revocation shall not be effective with respect to Indebtedness created under such commitment. This Guaranty shall continue to be effective or be reinstated if at any time any payment of any Indebtedness is rescinded or must otherwise be returned by Bank upon the insolvency, bankruptcy or reorganization of Borrower, Guarantor or otherwise, all as though such payment had not been made.

3. GUARANTOR'S LIABILITY. The liability of Guarantor under this Guaranty shall not exceed at any time an amount equal to the sum of (a) THIRTY FIVE MILLION AND NO/100 DOLLARS ($35,000,000.00) (b) all interest, fees and charges constituting Indebtedness upon or with respect to such amount, (c) Guarantor's obligations to pay attorneys' fees and all other costs and expenses which may be incurred by Bank in the protection, preservation or enforcement of any rights of Bank under this Guaranty, and (d) Guarantor's obligations to reimburse and indemnify Bank hereunder. In any event, Bank may permit the Indebtedness to exceed Guarantor's liability under this Guaranty. Any payment by Guarantor to Bank hereunder shall not reduce its maximum obligations hereunder, unless Guarantor has given Bank actual written notice that such payment shall have such effect at or prior to the time of such payment. The foregoing limitation of liability applies only to Guarantor's obligations under this Guaranty; unless otherwise specifically agreed in writing, every other guaranty heretofore, now, or hereafter given by Guarantor to Bank with respect to the Indebtedness shall be deemed independent of this Guaranty and every other such guaranty, so that as each such guaranty is enforced or collected upon in a manner that reduces the liability of Guarantor thereunder, the liability of all guarantors on all other guaranties shall remain intact.


4. NATURE OF GUARANTOR'S LIABILITY. Guarantor's obligations and liabilities under this Guaranty are independent of Borrower's obligations and liabilities under any documents evidencing Indebtedness ("Loan Documents"), and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Borrower or any other guarantor or Person, whether or not any foreclosure has been or is going to be initiated with respect to any security for the Indebtedness, or whether Borrower or any other guarantor or Person are joined in any such action or actions. Recovery realized from any other guarantor of the Indebtedness, or recovery from any source other than a direct payment by Guarantor, shall be first credited upon that portion of the Indebtedness which exceeds the maximum liability of Guarantor hereunder. As used in this Guaranty, "Person" means any individual or entity, and may include Bank where the construction so allows.


5. GUARANTOR'S AUTHORIZATION. Guarantor authorizes Bank, without notice, demand or consent of any kind, and without affecting Guarantor's liability under this Guaranty, from time to time, to (a) renew, alter, compromise, extend, accelerate or otherwise change any of the terms of the Indebtedness or any part thereof, including changing the rate of interest thereon or the time for payment thereof, (b) accept partial payments on the Indebtedness, (c) extend credit to Borrower on an unsecured basis or take security or other support for the obligations evidenced by this Guaranty or the Indebtedness, and exchange and enforce, waive or release any such security or other support or any part thereof, (d) accept new or additional documents, instruments or agreements relative to the Indebtedness, (e) apply any security or other support and direct the order or manner of sale or other disposition of such property as Bank, in its sole discretion, may determine, and (f) release or substitute any Person liable on the Indebtedness, any other guarantor of the Indebtedness, or any other Person providing support for the Indebtedness to Bank, this Guaranty, or any other guaranty. Guarantor waives all rights and defenses based on Bank's taking or failing to take none, some, any or all of the actions referred to in this section.


6.  WAIVERS.

    (a)  Guarantor waives any and all rights or defenses arising by reason of:

         (i) the absence, impairment or loss of any right of reimbursement, contribution or subrogation, or any other right or remedy of Guarantor against Borrower or any other guarantor or Person, or with respect to any security interest or other support for the Indebtedness,

       (ii) any disability or other defense of Borrower, or the partial or complete cessation from any cause of the liability of Borrower for the Indebtedness for any reason other than payment in full and final satisfaction,

       (iii) the application by Borrower of the proceeds of any Indebtedness for purposes other than the purposes represented by Borrower to Bank or Guarantor or intended or understood by Bank or Guarantor,

       (iv) any act or omission by Bank which directly or indirectly results in or aids the discharge of Borrower or any of the Indebtedness by operation of law or otherwise,

       (v) the statute of limitations in any action under this Guaranty or in any action for the collection of any Indebtedness,

       (vi) the omission of any demand, presentment, protest or notice of any kind, including without limitation notice of the existence, creation, incurring, modification, substitution or renewal of any new or additional Indebtedness or of any action or non-action on the part of Borrower, Bank or any other Person in connection with any Indebtedness, or

       (vii) any exchange, release, loss, damage, impairment or non-perfection of any security or support for the Indebtedness, or any release, amendment, waiver of or consent to depart from the terms of any security agreement, other support or any other guaranty, for all or any of the Indebtedness.

(b) Guarantor waives all rights to require Bank to (i) seek payment of the Indebtedness from borrower, any other guarantor or Person, or from any collateral securing the Indebtedness, before enforcing Guarantor's obligations under this Guaranty, (ii) apply any payments from any source in any particular manner, including without limitation to apply any payments to any portion of the Indebtedness guaranteed by this Guaranty before applying them to anything else,
(iii) give notice of the terms, time and place of any public or private sale of personal property security for the Indebtedness or comply with any other provisions of Section 9504 of the Uniform Commercial Code or its equivalent, from time to time in effect in the state governing such security interest, (iv) give notice of any judicial or nonjudicial sale or foreclosure of any real property securing any portion of the Indebtedness, or (v) enforce any remedy which Bank now has or hereafter may have against Borrower, any other guarantor or Person. Guarantor also waives any benefit of, and any right to participate in or direct the application of, any now existing or hereafter acquired security or support for the Indebtedness.

    (c) Guarantor acknowledges that Guarantor is entitled under various legal doctrines to reimbursement from Borrower to the extent Guarantor pays the Indebtedness. Nonetheless, Guarantor hereby waives any and all rights of reimbursement under any legal doctrine including without limitation subrogation, indemnity, contribution, or any other claim arising from the existence or performance of this Guaranty which Guarantor now or hereafter may have against Borrower or any Person, or their respective properties, directly or contingently liable for the Indebtedness, or any direct or contingent security for the Indebtedness. The preceding sentence shall remain in effect only until all of the Indebtedness has been paid in full, including without limitation any portion thereof which exceeds the liability of Guarantor under this Guaranty.

    (d) Guarantor waives notice of acceptance of this Guaranty. Without limiting the generality of the waivers contained in this Guaranty, Guarantor waives all rights, defenses and other benefits under the following statutes, judicial decisions applying these statutes, and further waives all equivalent legal rules in any form in all applicable jurisdictions:
    California Civil Code sections 2787-2855. Guarantor acknowledges that Bank is relying on all of the waivers contained throughout this Guaranty in creating and continuing the Indebtedness, and that these waivers are a material part of the consideration to Bank for creating and continuing the Indebtedness.

7. DILIGENT INQUIRIES. Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and any other guarantor or Person liable on, or with respect to, any of the Indebtedness, and of all other circumstances bearing upon the risk of nonpayment of the Indebtedness, and confirms that Bank shall have no duty to advise Guarantor of any information regarding such condition or any such circumstances whether or not materially adverse. Guarantor waives all rights and defenses based on Bank's failure to perform any such duty.

8. AUTHORIZATION OF BORROWER. Where Borrower is a corporation, partnership or other business entity, Bank shall have no duty to inquire into the powers of Borrower or its officers, directors, partners, trustees or agents acting or purporting to act on Borrower's behalf (and Guarantor waives all rights and defenses based on Bank's failure to perform any such duty), and any Indebtedness made or created in reliance upon the exercise of such powers shall be covered by this Guaranty. Bank's books and records showing the account between Bank and Borrower shall be admissable in any proceeding or action to enforce this Guaranty and shall be conclusive and binding upon Guarantor absent obvious error.

9.  GENERAL PROVISIONS.

    9.1 NOTICES. Any notice given by any party under this Guaranty shall be in writing and personally delivered, sent by United States mail, postage prepaid, or sent by telex or other authenticated message, charges prepaid and addressed as follows:

    To Guarantor:                              To Bank:

    The Good Guys, Inc.                  The Bank of California, N.A.
    7000 Marina Blvd.                    400 California Street
    Brisbane, California 94005-1830      San Francisco, California 94104
    Attn: Robert A. Gunst, President     Attn: Wanda Headrick, Vice President
    FAX or Telex No. (415) 615-6287      FAX or Telex No. (415) 765-2634

    Guarantor and Bank may change the place to which notices, requests, and other communications are to be sent by giving written notice of such change to the other.

    9.2 BINDING EFFECT. This Guaranty shall be binding upon Guarantor, its permitted successors, representatives and assigns, and shall inure to the benefit of Bank and its successors and assigns; provided, however, that Guarantor may not assign or transfer its obligations under this Guaranty without the prior written consent of Bank. Bank reserves the right to sell, assign, or transfer its rights and powers under this Guaranty in whole or in part without notice to Guarantor. In that connection, Bank may disclose all documents and information which Bank now or hereafter may have relating to this Guaranty, Guarantor or Guarantor's operations or finances. Guarantor waives any duty of confidentiality Bank may have with respect to information concerning Guarantor and Guarantor's operations and finances, as well as all rights and defenses based on Bank's failure to comply with any such duty, in the circumstances covered by the preceding two sentences.

    9.3 NO WAIVER. Any waiver, consent or approval of any kind by Bank must be in writing and shall be effective only to the extent set forth in such writing. No failure or delay on the part of Bank in exercising any power, right or privilege under this Guaranty shall operate as a waiver thereof, and no single or partial exercise of any such power, right or privilege shall preclude any further exercise thereof, or the exercise of any other power, right or privilege.

    9.4 RIGHTS CUMULATIVE. All rights and remedies existing under this Guaranty are cumulative to, and not exclusive of, any other rights or remedies under contract or applicable law.

    9.5 UNENFORCEABLE PROVISIONS. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall be so only as to such


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
jurisdiction and only to the extent of such prohibition or unenforceability, but all the remaining provisions of this Guaranty shall remain valid and enforceable.

9.6 GOVERNING LAW. Except as may be otherwise provided herein, this Guaranty shall be governed by and construed in accordance with the laws of the State of California.

9.7 INDEMNIFICATION. Guarantor shall pay and protect, defend and indemnify Bank and Bank's employees, officers, directors, shareholders, affiliates, correspondents, agents and representatives (other than Bank, collectively "Agents") against, and hold Bank and each Agent harmless from, all claims, actions, proceedings, liabilities, damages, losses, expenses (including, without limitation, attorneys' fees and costs) and other amounts incurred by Bank and each Agent, arising from (i) the matters contemplated by this Guaranty or by any Loan Document or (ii) any contention that Guarantor has failed to comply with any law, rule, regulation, order or directive applicable to Guarantor's business; PROVIDED, HOWEVER, that this indemnification shall not apply to any of the foregoing incurred solely as the result of Bank's or any Agent's gross negligence or willful misconduct. This indemnification shall survive the payment and satisfaction of all of Borrower's obligations and liabilities to Bank.

9.8 REIMBURSEMENT. Guarantor shall reimburse Bank for all costs and expenses, including without limitation reasonable attorneys' fees and disbursements (and fees and disbursements of Bank's in-house counsel) expended or incurred by Bank in any arbitration, mediation, judicial reference, legal action or otherwise in connection with (a) the negotiation, preparation, amendment, interpretation and enforcement of this Guaranty including without limitation during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Bank's rights,remedies and obligations under this Guaranty or any of the Loan Documents, (b) collecting any sum which becomes due Bank under this Guaranty or any Loan Document, (c) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or
(d) the protection, preservation or enforcement of any rights of Bank. For the purposes of this section, attorneys' fees shall include, without limitation, fees incurred in connection with the following: (1) contempt proceedings; (2) discovery; (3) any motion, proceeding or other activity of any kind in connection with a bankruptcy proceeding or case arising out of or relating to any petition under Title 11 of the United States Code,as the same shall be in effect from time to time, or any similar law; (4) garnishment, levy, and debtor and third party examinations; and (5) postjudgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

9.9 ENTIRE AGREEMENT. This Guaranty is intended by Guarantor and Bank as the final expression of Guarantor's obligations and liabilities to Bank described herein and supersedes all prior understandings or agreements concerning the subject matter hereof. This Guaranty may be amended only by a writing signed by Guarantor and Bank. This Continuing Guaranty is a replacement of that certain Continuing Guaranty dated as of September 26, 1995, executed by The Good Guys, Inc., a Delaware corporation in favor of The Bank of California, N.A.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of October 27, 1995.

Acknowledgement: _____ YES _____ NO I/We hereby acknowledge receipt of a copy of this signed guaranty. (If "No", copy mailed to Guarantor on _____________)


GUARANTOR

THE GOOD GUYS, INC., a
Delaware corporation


By: /s/  Robert A. Gunst
   ------------------------------
   Robert A. Gunst, President and
   Chief Executive Officer


WITNESS


---------------------------------

---------------------------------

If the Guarantor(s)' signature cannot be witnessed by the account officer, the Guarantor(s) must have his or her signature notarized or must obtain a signature guaranty of the document from his or her bank.


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